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                                                                    EXHIBIT 21.1


                               HEALTHTRONICS, INC.
                            SCHEDULE OF SUBSIDIARIES


Tenn-Ga Prostate Therapies, LLC                   Limited Liability Corporations
Litho Management, Inc.                            Corporation
U.S. Lithotripsy, L.P.                            Limited Partnership
Metro I Stone Management, Ltd.                    Limited Partnership
Mississippi Valley I Stone Management, L.P.       Limited Partnership
East Texas I Stone Management, Ltd.               Limited Partnership
Dallas Stone Management, L.P.                     Limited Partnership
S.C. Missouri Stone Management, L.P.              Limited Partnership
Tulsa Stone Management, L.P.                      Limited Partnership
Tyler Stone Services, L.P.                        Limited Partnership